Exhibit 99.1

Expedia Group Welcomes Rathi Murthy as Chief Technology Officer and President of Expedia Services and Jon Gieselman as President of Expedia Brands

SEATTLE, Wash., May 24, 2021 – Expedia Group (NASDAQ: EXPE) announced the appointment of Rathi Murthy as the company’s Chief Technology Officer and President of Expedia Services and Jon Gieselman as the company’s President of Expedia Brands. As part of Ms. Murthy and Mr. Gieselman joining, the company will evolve its operating structure into four key pillars: Expedia Services, Expedia Brands, Expedia Marketplace, and Expedia for Business.

“Today, we take an important next step in Expedia Group’s journey as we add two exceptional talents to our leadership team and simplify our organization for clarity and speed. Rathi and Jon represent the character of executives, depth and breadth of experience, and success in their respective fields we seek at our leadership table. Our Chairman and I have complete confidence in what they will deliver and we are excited to welcome them to the team,” said Peter Kern, Vice Chairman and CEO, Expedia Group.

Jon Gieselman joins Expedia Group from Apple, where he led marketing for Services, a broad portfolio of businesses. While at Apple, Jon worked closely with product, engineering, and design to expand Services through his innovative brand, digital, and direct marketing approach. He has decades of experience working in multi-brand and product marketing environments and a proven track record driving outsized growth. In his new role, Jon will lead Expedia Brands, which will house Expedia’s consumer-facing businesses and focus on bringing to life unique experiences customers love that connect the world through travel. Jeff Hurst, previous President and Co-lead of Marketing, will become the Expedia Brands Chief Operating Officer reporting to Jon. This role expands on his work bringing together the marketing teams and driving Vrbo through a critical year.

Rathi Murthy joins Expedia Group from Verizon Media and is a widely recognized transformative technology executive with deep experience and knowledge in platform environments at Fortune 500 e-commerce, financial services, telecommunications, and media companies. Most recently, Rathi managed innovations in 5G and the platform technology and infrastructure at Verizon Media. In her new role, Rathi will lead Expedia Services, which includes data and artificial intelligence, e-commerce, payments, and customer experience, focusing on evolving the company’s technical strategy and underlying platform.

John Kim, previous President of Platform & Marketplaces, will become President of Expedia Marketplace. In this role, he oversees strategy, product, technology, and operations for all lines of business – lodging, air, car, cruise, and activities – bringing Expedia Group products to life to create locally relevant and customer-centric travel experiences, benefitting our customers and suppliers.

Ariane Gorin will be bringing together the Travel Partners Group and Expedia Business Services to create a powerhouse B2B organization. As President of the newly formed Expedia for Business, Ariane will oversee the future of our B2B relationships, from powering our business partners to helping our supply partners achieve greater success. Ariane is responsible for optimizing the millions of connections we have with the travel ecosystem that fuels our marketplace as we aim to deploy the power of our platform through these partnerships.

Peter Kern added, “As we move into four clearer operating divisions, the addition of Rathi and Jon and new roles for John and Ariane demonstrate our commitment to simplifying our business so we can be more agile and deliver innovative products faster. We set out last year with a clear mission: to power the entire travel ecosystem, and these positions fill the core skillsets we need to accelerate forward.”

Jon Gieselman added, “Having served on the Board of Directors for 18 months, I can see clearly the opportunity we have in front of us. Expedia Group has a winning strategy for the business. There is tremendous leverage in going to market as a coordinated portfolio of brands, positioning us perfectly to bring to life new customer experiences they will absolutely love. We all miss traveling, so we’ll enjoy some natural tailwinds, but the real opportunity is to accelerate growth through meaningful innovation. I’m really excited to help transform the company from the inside.”

“It’s exhilarating to join Expedia Group at such a pivotal time for the industry. Travel is a personal passion, so the opportunity to pair my technological expertise with a company driven by such a clear purpose to connect people all around the world was an opportunity I had to pursue. I look forward to leading the team driving the platformization of travel,”
said Rathi Murthy.

As part of these updates, Cyril Ranque, President, Travel Partners Group; Adam Jay, President and Co-lead, Marketing; and Tucker Moodey, President, Retail Product and Technology, will all depart at different timeframes over the next several months. These leaders have long tenure with Expedia Group, and their contributions are vast. The company thanks Cyril, Adam, and Tucker for their combined four decades of service and the leadership and success of their respective organizations.

Please visit www.expediagroup.com for bios and headshots.

About Expedia Group
Expedia Group, Inc. (NASDAQ: EXPE) companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. The Expedia

Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, and Expedia Cruises™.

© 2021 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Media Contact:
Dave McNamee
dmcnamee@expediagroup.com